Exhibit 99.1

[GRAPHIC OMITTED]

Contact: Will Seippel
Chief Financial Officer
(404) 525-7272



               AIRGATE PCS SUBSIDIARY IPCS, INC. FILES CHAPTER 11
                            REORGANIZATION PROCEEDING


Atlanta (February 24, 2003) - AirGate PCS, Inc. (NASDAQ/NM:PCSA) today announced that its wholly-owned unrestricted subsidiary, iPCS, Inc. and its subsidiaries, iPCS Wireless, Inc. and iPCS Equipment, Inc., have filed a Chapter 11 bankruptcy petition in the United States Bankruptcy Court for the Northern District of Georgia for the purpose of effecting a court-administered reorganization. As an unrestricted subsidiary, iPCS is a separate corporate entity from AirGate with its own independent financing sources, debt obligations and sources of revenue. Furthermore, iPCS lenders, noteholders and creditors do not have a lien or encumbrance on assets of AirGate, and AirGate cannot provide capital or other financial support to iPCS. The Company believes AirGate operations will continue independent of the outcome of the iPCS bankruptcy. However, it is likely that AirGate's ownership interest in iPCS will have no value after the restructuring is complete.

As previously announced, the Company took total impairment charges totaling $817.4 million in the fiscal year ended September 30, 2002, associated with the impairment of goodwill, tangible and intangible assets related to iPCS. As of December 31, 2002, the carrying value of iPCS on the books of AirGate was a negative amount of ($169.8) million.

"It is unfortunate that a bankruptcy filing became necessary to effect a restructuring of iPCS," said Thomas M. Dougherty, president and chief executive officer of AirGate PCS. "I am pleased, however, that Tim Yager has taken the role of chief restructuring officer for iPCS, responsible for iPCS's restructuring effort and day-to-day operations. With Tim leading iPCS, AirGate PCS' management will be able to focus more on our Southeast operations and implement our `smart growth strategy' to increase the percentage of higher value prime credit quality subscribers in our subscriber base and improve operating cash flow through cost reductions and other initiatives."

As a result of the bankruptcy filing, the Company anticipates that the financial results of iPCS will no longer be consolidated with those of AirGate subsequent to the bankruptcy. Accordingly, the primary focus of the Company's financial statements and disclosures will be on AirGate's operations in the Southeast.

In connection with appointment of an iPCS chief restructuring officer, AirGate PCS also amended its Services Agreement with iPCS to, among other things, (i) eliminate certain management services provided by AirGate as of February 1, 2003, and (ii) generally permit either party to terminate individual services upon 30 days notice.

About AirGate

AirGate PCS, Inc., excluding its unrestricted subsidiary iPCS, is the PCS Affiliate of Sprint with the exclusive right to sell wireless mobility communications network products and services under the Sprint brand in territories within three states located in the Southeastern United States. The territories include over 7.1 million residents in key markets such as Charleston, Columbia, and Greenville-Spartanburg, South Carolina; and Augusta and Savannah, Georgia.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This news release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about AirGate, iPCS, the wireless industry, our beliefs and our management's assumptions. Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements.

Factors that could cause actual results to differ include: the impact of the filing of, and developments in, the iPCS reorganization proceeding; the potential need for additional sources of liquidity; the unsettled nature of the wireless market; the current economic slowdown; the potential to continue to experience a high rate of customer turnover; our ability to predict future customer growth, as well as other key operating metrics; the competitiveness and impact of Sprint pricing plans, products and services; the ability to successfully launch and leverage 3G products and services; customer credit quality; our ability to retain customers; the ability of Sprint to provide back office, customer care and other services; the prices charged by Sprint for its services; consumer purchasing patterns; potential fluctuations in quarterly results; an adequate supply of subscriber equipment; risks related to our ability to compete with larger, more established businesses; rapid technological and market change; risks related to future growth and expansion; rates of penetration in the wireless industry; impacts of spending cuts on network quality, customer retention and customer growth; anticipated future losses; the significant levels of indebtedness; and the adequacy of bad debt and other reserves.

For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from those contained in this news release, please refer to AirGate PCS' filings with the Securities and Exchange Commission ("SEC"), especially in the "risk factors" section of AirGate PCS' Form 10-K for the fiscal year ended September 30, 2002 and in its Form 10-Q for the quarter ended December 31, 2002 and in subsequent filings with the SEC. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.

                                      -END-